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                    January 23, 2024

       Stefan Muehlbauer
       Chief Financial Officer
       Sustainable Projects Group Inc.
       2316 Pine Ridge Road 383
       Naples, Florida 34109

                                                        Re: Sustainable
Projects Group Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 000-54875

       Dear Stefan Muehlbauer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation